NYSE Arca, Inc. (the 'Exchange') hereby notifies the SEC of its intention to remove the the following securities issued by PowerShares Exchange-Traded Fund Trust II (the 'Company') from listing and registration on the Exchange upon the effective date of this Form 25:

PowerShares Global Nuclear Energy Portfolio (suspended: 2/27/2013) symbol: PKN

PowerShares Ibbotson Alternative Completion Portfolio
(suspended: 2/27/2013) symbol: PTO

PowerShares RiverFront Tactical Balanced Growth Portfolio
(suspended: 2/27/2013) symbol: PAO

PowerShares RiverFront Tactical Growth & Income Portfolio
(suspended: 2/27/2013) symbol: PCA

PowerShares Convertible Securities Portfolio (suspended: 2/27/2013) symbol: CVRT

This action is being taken pursuant to the provisions of Rule 12d2-2(a)(1), as NYSE Regulation has been notified that the issuer has determined to liquidate the securitites listed above.
Accordingly,trading in the issues were suspended before the opening on the date specified above.